Exhibit 99.1

Proofpoint to Offer $150 Million Convertible Senior Notes due 2018

SUNNYVALE, Calif. — December 4, 2013 — Proofpoint (NASDAQ: PFPT), a leading security-as-a-service provider, today announced that it proposes to offer $150 million aggregate principal amount of convertible senior notes due 2018 (the “notes”), subject to market conditions and other factors. The notes are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Proofpoint also intends to grant to the initial purchasers of the notes an option to purchase up to an additional $22.5 million aggregate principal amount of notes.

The notes will be unsecured, unsubordinated obligations of Proofpoint, and interest will be payable semi-annually.

The notes will mature on December 15, 2018, unless repurchased, redeemed or converted in accordance with their terms prior to such date. Prior to June 15, 2018, the notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date.  Upon conversion, the notes may be settled in shares of Proofpoint common stock, cash or a combination of cash and shares of Proofpoint common stock, at the election of Proofpoint.

Holders of the notes will have the right to require Proofpoint to repurchase for cash all or a portion of their notes at 100 percent of the principal amount, plus any accrued and unpaid interest, upon the occurrence of a fundamental change (as defined in the indenture relating to the notes).  Proofpoint will also be required to increase the conversion rate for holders who convert their notes in connection with certain fundamental changes occurring prior to the maturity date.

The notes will also be redeemable by Proofpoint on or after December 20, 2016 at 100% of the principal amount, plus any accrued and unpaid interest, if the last reported sale price of our common stock is at least 130% of the current conversion price for at least 20 trading days during any 30 consecutive trading-day period.

The interest rate, conversion rate, offering price and other terms are to be determined by negotiations between Proofpoint and the initial purchasers.

Proofpoint expects to use the net proceeds from the offering of the notes for general corporate purposes, including potential acquisitions and strategic transactions. However, Proofpoint has no commitments with respect to any such acquisitions or investments at this time.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Proofpoint common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

The notes and any shares of Proofpoint common stock issuable upon conversion of the notes, if any, have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Use of forward looking statements:

This press release contains “forward-looking statements” including, among other things, statements relating to the timing of the proposed offering and expected use of proceeds from the offering. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not Proofpoint will offer the notes or consummate the offering, the final terms of the offering, prevailing market conditions, the anticipated principal amount of the notes, which could differ based upon market conditions, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally.

We undertake no obligation, and do not intend, to update these forward-looking statements after the date of this release.

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Media Contact:

Orlando Debruce

Proofpoint, Inc.

408-338-6870
odebruce@proofpoint.com

Investor Contact:

Seth Potter

ICR for Proofpoint, Inc.

646-277-1230
seth.potter@icrinc.com